Exhibit 99 - Joint Filer Information

Designated Filer: Koninklijke Philips Electronics N.V.

Item 2:   NAVTEQ Corporation

Item 3:   04/29/2004

Instruction 4(b)(v) list of other Reporting Persons:

Philips Consumer Electronic Services B.V.
Groenewoudseweg 1, Building: VO-1
PO Box: 5621 BA
Eindhoven, The Netherlands